$400,000,000 Subscription Commitment

SUBJECT TO CONTRACT

August 31, 2011

This financing proposal is submitted to EOS for Equity and Debt only1. This is a commitment, and Global Emerging Markets reserves the right to withdraw this proposal at any time. The Investor will be bound only if and when definitive documentation governing the proposed financing is executed. Subscription Commitment can be utilized simultaneous to listing on any exchange.

Company:	EOS PETRO, INC.

Investor or Purchaser:	GEM Global Yield Fund

Securities:	Registered and freely tradeable common stock via an effective registration statement.

Term:	Twenty four (24) months from the execution and delivery of the purchase agreement (the “Purchase Agreement”) between the Company and the Investor or an affiliate of the Investor.

Total Commitment:	Up to US $400,000,000 of the Company’s registered and freely tradeable common stock (the “Common Stock”” or “Shares”). If the Company’s public float is less than US$ 100,000,000 for 30 consecutive days then the Total Commitment shall be no more than one-third (1/3) of the aggregate market value of the common stock held by non-affiliates of the Company.

Structure:	The Investment will be made in the form of an Subscription Commitment. This Subscription Commitment, subject to certain restrictions, can be drawn down at the Company’s option with the Company issuing shares to the Investor in return for funds. The Company controls the timing and amount of any drawdown.

Use of Proceeds:	5% of the total subscription commitment it will be applied to Acquisitions, to aquire domestic production with an enhanced upside on the target property and can be drawn down 60 days after the completion of the merger with the Pub-co for register securities of Company and 95% for the Ghana Exploration Tuno Tunnel Concession. The Minimum Price for any Draw Down Notice shall be reasonably close to the then current market price and shall be agreed upon by the Company and Investor prior to that notice becoming effective.

Draw Down:

(a)	At any time, the Company may, in its sole discretion, issue a “Draw Down Notice”. This Draw Down Notice will commence a “Draw Down Pricing Period,” which shall mean a period of ten (10) consecutive trading days preceding a Draw Down Closing Date (defined below).

(b)	Only one Draw Down shall be allowed in each Draw Down Pricing Period. Settlement of each Draw Down shall occur on the first trading day following the end of the Draw Down Pricing Period (the “Draw Down Closing Date”), with pricing as outlined below.

1 Full Disclaimer at end of document.

Initials:

(c)	The Company may not issue a Draw Down Notice requesting an aggregate Draw Down Amount in excess of 4.9% of the Company’s market capitalization as calculated on the business day prior to the first day of the Draw Down Pricing Period, unless the concession in Ghana is awarded to the company then GEM and the company will discuss what would be the arppopriate percent of draw down.

(d)	In any Draw Down period, the Company may issue a Draw Down Notice for up to four hundred percent (400%) of the average daily trading volume for the ten (10) trading days prior to the Draw Down Notice (“Trading Volume”). .. I

(e)	Pricing Periods and Settlement.
(i)	The Commitment Period will be divided into reportable pricing periods (each, a “Pricing Period”), each consisting of ten (10) consecutive trading days (each a “Trading Day”) on the stock exchange on which the Company maintains its primary listing (the “Exchange”).

(ii)	The purchase of Shares shall be settled on the first Trading Day after the end of each Pricing Period (each, a “Settlement Date”).

(iii)	Only one Draw Down shall be allowed in each Pricing Period.

Pricing:

(a)	The Investor agrees to honor Draw Down requests from the Company based upon a per share subscription price equal to ninety percent (90%) of the average closing trade price during the Draw Down Pricing Period (“Purchase Price”). The minimum Draw Down floor will be not less than $5.00 dollars per share.

(b)	If the closing trade price on a given trading day, multiplied by ninety percent (90%), is less than the Threshold Price, then the Investor’s payment obligation under the Draw Down will be reduced by 1/10th and the corresponding closing trade price will be removed from the Purchase Price. At no time shall the Threshold Price be set below 70% unless agreed upon by the Company and the Investor. (Threshold Price can be changed at every Draw Down by the Company).

Share Delivery:

(a)	The Company delivers shares to Investor prior to the commencement of the Pricing Period (shares must be received by Investor in order for Pricing Period to begin).

Conditions:

(a)	The Company has sufficient authorized capital and has an effective S1 or S3 registration statement.

(b)	The Investor may terminate this Draw Down facility if a Material Adverse Effect or a Material Change in Ownership has occurred.

(c)	The Company shall pay GEM Investments America LLC., a Commitment Fee equal to two percent (1%) of the Total Commitment, payable from the proceeds of the first Draw Down, but no more than 10% of that Draw Down.

(d)	The Company shall pay on the Closing Date all legal fees of the Purchaser associated with this transaction not to exceed $15,000, with a deposit of $5,000 (the “Legal Deposit”) prior to drafting of documents. The Legal Deposit will be made by the Company at the time the engagement letter is signed, against payment of the legal fees to Mr. Christopher S. Auguste, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 Tel: + 212-715-9265 Fax: + 212-715-8277.

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(e)	The Investor agrees not to sell shares in the Company which it either does not own nor has the right to subscribe for pursuant to an existing Draw Down Notice from time to time.

(f)	The Investor will not sell shares representing more than 1/10th of each Draw Down Notice on any given trading day during a Draw Down period.

(g)	Warrants to be discussed.

(h)	Effective Registration Statement. Within 365 days of the signing and closing of the Purchase Agreement, the Company shall file shelf registration statement with the Securities and Exchange Commission (the “SEC”), which registration statement shall register for resale the Shares to be issued under the Draw Down Equity Facility. Upon signing and closing of the Purchase Agreement, the Company shall promptly, but no later than four (4) business days, file with the SEC a Current Report on Form 8-K disclosing the execution of the Purchase Agreement. The Company will file a prospectus and prospectus supplement with respect to each settlement of a Draw Down on the Settlement Date.

(i)	Due Diligence. Prior to the closing and to each Settlement Date and from time to time, the Company shall make available for inspection and review by the Purchaser, its advisors and representatives, and any underwriter participating in any disposition of the Shares on behalf of the Purchaser pursuant to the registration statement, any such registration statement or amendment or any prospectus or prospectus supplement thereto or any blue sky, NASD or other filing, all financial and other records, all documents and filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by the Purchaser or any such representative, advisor or underwriter in connection with such registration statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), for the sole purpose of enabling the Purchaser and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement and any amendments or prospectus or prospectus supplements thereto.

(j)	Listing. Prior to each Settlement Date, the Company will take all action necessary to list the Shares for trading on the Exchange or any relevant market or system, if applicable, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Exchange or any relevant market or system.

(k)	Publicity. The Company may not issue a press release or otherwise make a public statement or announcement with respect to the transaction contemplated hereby without the prior consent of the Purchaser. In the event that the Company is required by law or regulations to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to or after the Closing, the Company shall consult with the Purchaser on the form and substance of such press release or other disclosure.

(l)	Selling (Anti-Shorting) Restriction. The Purchaser covenants that during the Commitment Period and throughout the life of the Commitment Period, neither the Purchaser, any of its affiliates nor any entity managed or controlled by the Purchaser will ever enter into or execute or cause any person to enter into or execute any “short sale” (as such term is defined by the SEC under the Exchange Act) of any shares of Common Stock, nor shall the Purchaser or any of its affiliates or any entity managed or controlled by the Purchaser sell, during the term of a Pricing Period, other than Common Stock owned, the Common Stock purchased or the common stock it has the right to purchase pursuant to a Draw Down Notice.

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(m)	Confidentiality. The existence of this term sheet and the terms and conditions are confidential and shall not be disclosed to anyone, except to the Company, the Company’s management, its Board of Directors and its legal and accounting advisors.

Documentation:	The definitive documentation shall contain such additional and supplementary provisions, including without limitation, representations, warranties, covenants, agreements and remedies, as are appropriate to preserve and protect the economic benefits intended to be conveyed to the Investor pursuant hereto. This will include full indemnification of the Investor for breach of the definitive documentation, including a failure to deliver or list the common stock or shares on time.

Certain Definitions:

(a)	“Draw Down Pricing Period” shall mean a period of ten (10) consecutive trading days preceding a Draw Down Closing Date.

(b)	“Material Adverse Effect” shall mean any effect on the business, operations, properties, financial condition, or prospects of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under the definitive documentation in any material respect.

(c)	“Material Change in Ownership” shall mean that the officers and directors of the Company shall own less than [ ] of the outstanding Securities.

(d)	“Purchase Price” is equal to ninety percent (90%) of the average closing trade price during the Draw Down Pricing Period.

(e)	“Threshold Price” is the lowest price at which the Company will issue new shares of Securities.

AGREED AND ACCEPTED BY:

GEM global emerging markets

/s/ Franco Scalamandre
By: Franco Scalamandre
Its: Managing Director

AGREED AND ACCEPTED BY:

EOS PETRO, Inc.

/s/ Nikolas Konstant
By: Nikolas Konstant
Its: Chief Executive Officer

This document is for informational purposes only and does not constitute an indication of interest by the proposed purchaser or any of its affiliates to enter into, discuss or negotiate, any type of financing transaction or to purchase or sell any securities of any company. Specifically, this document does not constitute an offer to sell or the solicitation of an offer to buy any securities in the United States nor will there be any such sale or purchase of securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws.

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